Pricing Sheet No. 226
Registration Statement No. 333-131266
Dated February 28, 2007
Filed pursuant to Rule 433

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – February 28, 2007

20% Reverse Exchangeable Securities Due March 8, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of
Google Inc. (the “Security”)

Issue Price (Initial Share Price):	$451.98 per Security (Par)
Aggregate Principal Amount:	$53,017,254
Interest Rate:	20% per annum
Interest Payment Dates:	The eighth day of each month beginning April 8, 2007
Pricing Date:	February 28, 2007
Settlement Date:	March 7, 2007
Exchange Ratio:	0.87146 shares of Google Stock per Security
Exchange Price:	$518.647 per Security
Exchange Factor:	1.0, subject to adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to Google Inc.
Base Dividend:	$0 per share of Google Inc. common stock
Valuation Date:	March 6, 2008
Maturity Price:	The closing price of Google Stock on the Valuation Date times the Exchange Factor
Maturity Payoff:

At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive Par per Security. Otherwise, holders will receive a number of shares equal to the product of the Exchange Ratio and the Exchange Factor per Security.

Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s Concession:	0.10% per Security
CUSIP:	61750V410

But for the foregoing pricing terms, the terms of the Securities are similar in all material respects to the terms of the 20% Reverse Exchangeable Securities Due January 31, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc. The pricing supplement relating to such securities may be accessed via the following link: Pricing Supplement No. 193 to Registration Statement No. 333-131266 dated January 23, 2007.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement, dated January 25, 2006
Prospectus, dated January 25, 2006